Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q2 2021 Financial Results – August 5th

Bob Chamness – Chief Legal Officer

Welcome to our Q2 conference call. Riley McCormack, our CEO, Charles Beck, our CFO, and Tim Price, our CRO, are with me. On the call today, we will provide a review of Q2 financial results and an update on the business, followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Charles will now comment on our Q2 financial results.

Financial Results

Thank you Bob and good afternoon everyone.

Revenue for the second quarter was $6.3 million, down 3% from $6.5 million in Q2 last year. Service revenue decreased 3% from $3.9 million to $3.8 million reflecting lower Government services due to timing of program work with the Central Banks, partially offset by higher Commercial services related to Holy Grail 2.0 projects. Subscription revenue decreased 5% from $2.6 million to $2.5 million reflecting lower revenue from digital media customers.

Revenue from Government customers was $3.8 million, down 5%, from $4.0 million in Q2 last year, reflecting the timing of program work with the Central Banks. For the 2021 fiscal year, we still expect revenue from the Central Banks to grow modestly from fiscal 2020. Revenue from Commercial customers was $2.5 million, essentially flat with Q2 last year. Commercial services were higher due to new Holy Grail 2.0 project work offset by lower Commercial subscriptions from digital media customers.

Total Commercial bookings were $2.3 million, up 13%, from $2.1 million in Q2 last year. The increase in bookings reflected new bookings in several areas of the business. During the quarter, we signed our first major contract associated with the Holy Grail 2.0 program. The project is centered around the phase 2 semi-industrial tests, which is the next step in the Holy Grail 2.0 roadmap. The contract is expected to contribute nearly $1 million of bookings and revenues during 2021. Due to the timing and structure of this contract, there were no bookings recognized in the second quarter.

As we promised on the last earnings call, we have again included a table within this script that shows relevant booking and revenue details under both our prior and new market categories.

Gross margin for the quarter was 67%, consistent with Q2 last year. Service margins improved 1% while Subscription margins declined 1%.

Operating expenses for the quarter were $19.7 million compared to $11.9 million in Q2 last year. The increase is almost entirely related to non-recurring costs of $7.5 million incurred during the quarter associated with the Separation Agreement we entered into in April with our former CEO as well as severance costs incurred for organizational changes we made in June. The $7.5 million is comprised of $5.0 million of non-cash stock-based compensation expense and $2.5 million of cash related expenses, most of which will be paid out over a 2-year period. Excluding these non-recurring costs, operating expenses increased 2% to $12.2 million, reflecting higher consulting and legal costs, partially offset by lower recurring compensation costs. We anticipate operating expenses for the third quarter will range from $12.1 million to $12.6 million.

Net loss for Q2 was $15.4 million or 94 cents per common share versus a net loss of $7.5 million or 62 cents per common share in Q2 last year. Excluding the $7.5 million of non-recurring costs I referenced earlier, net loss was $7.9 million, or 48 cents per common share.

We ended the quarter with $61.1 million in cash and investments. We used $9.6 million of cash and investments during the quarter, which included $2.4 million of cash to repurchase shares in satisfaction of required tax withholding on the stock awards associated with the Separation Agreement with our former CEO.

Our application for forgiveness of the $5 million Paycheck Protection Program loan is still in the process of being reviewed by the Small Business Administration. We do not have any visibility on when they may complete their review.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Riley and Tim will now provide a business update.

Business Update

Thanks Charles.

As I mentioned last quarter, across the whole company we are questioning every assumption and being patient to come up with the right answers.  “Good enough” and “This is the way it has always been done” are no longer answers we need to accept.

Nothing has shaken our belief in the following very simple fact: 2022 and beyond will be much better if we take the time to do things right today, acting with the wonderful freedom to plan, not react.

As this is our number one priority, and where we as a management team and as a company are spending most of our time, I want to use the bulk of this call discussing what exactly that means.

I fully appreciate there are some investors who might find this boring, but there are no shortcuts to repeatable and scalable.  Moreover, every call we do for the next decade will bear the results of how we’re organizing ourselves today.  For those investors who get that results are a function of input and process, I am happy to provide this color. Not only is it by far the most important thing we’re doing right now, but its impact will affect our shared investment for years to come.

Before I get to that, I want to make clear that we still believe that as we are building and getting ready to drop the Space-X engine into the race car, our existing engine is going to deliver strong results in 2021.  We fully realize our first half bookings do not reflect that fact.  All I will say on that is the year is not yet done.  While we are much more focused on 2022 and beyond, that does not mean that we are not focused on 2021 at all.  Stay tuned.

I had mentioned on the last call I was going to have Tim Price, our CRO, and Kelly Haggerty, our CPO, on today’s call, to give you all some color on how they are building our 2022 and beyond engine.  As you might have noticed during Bob’s introductory remarks, Tim is indeed with us today, and in a bit, I am going to turn the call over to him so he can give you an update on our go-to-market build.

Kelly, however, is no longer at the company.  He has resigned for personal reasons.  I got to know Kelly from the Board and then was fortunate enough to overlap with him for a brief period of time when I became CEO.  I think the world of Kelly as a professional.  However, I think even more highly of him as a person, and wish him all the best going forward.  He has been available as a part-time consultant as we finish up our CPO search, and his input has been invaluable.

I also want to give a big shout out to the entire Product team, led in the interim by Chris Sheridan.  We are in the midst of a transformation to a product company (as a stepping stone to becoming a true solutions provider), and Kelly’s departure, while handled in the most professional of ways, frankly did not come at the ideal time.  But setbacks happen.  Resilient organizations overcome those setbacks and use adversity to bond and get stronger.

So like I said, I want to give a big shout out to the entire Product team for making fantastic progress in getting us to where we NEED to be.  All of your hard, smart teamwork is noted and appreciated.

We also executed a re-organization towards the end of June, breaking down silos and streamlining our company, removing non-aerodynamic corners from our race car.

Marketing has been combined with Sales, and already we are seeing the wonderful synergies that comes from having a single go-to-market team.

We moved our Professional Services Group as well as our Education and Training team to Research, thus platinum plating the tip of the spear by uniting these three key components in one functional group.

We moved our infrastructure partner relationships to Product, uniting in one place the natural “Build, Buy, Partner” decision that Product needs to be driving.

When we find our CPO, Engineering will be reporting to him or her.  Product and Engineering don’t exist one without the other, and for this company to be truly scalable, they need to have a direct line, without any side taps.  That fact will now be clearly codified.

And then finally, as you all saw in yesterday’s press release, Mignon Senuta has joined the executive team as VP, ESG Engagement & Corporate Communications.  She will be driving our ESG strategy from the executive level, ensuring our commitment to ESG is not a passing fancy, but core to our very DNA.  She will also be in charge of all stakeholder engagement and corporate communications, including, among other stakeholder relations, Investor Relations.

In addition to the re-organization, we also re-examined all aspects of our sustainability initiative as if it were Day One, holding an offsite to make sure our actions were driven by the careful mapping of all the stakeholders and the strongest influencers.  During this two-day intensive process, we came to the obvious conclusion that there are many wonderful benefits our technology is capable of providing the world, in addition to the one front of mind to most of you…improving plastics sortation.

While we continue to make great progress on plastics sortation, both from a technology as well as a business perspective, and our confidence has increased from already high levels that we are indeed the solution to this global problem, what the offsite showed us is we are capable of doing so much more while at the same time also improving plastics sortation.  And thus, we are now embarking on doing that “so much more.”

Importantly, these additional benefits are directly related to, and additive to, our existing work in plastics sortation.  We are not re-inventing the wheel, but strengthening the wheel to provide additional benefits.  The new path we are charting in sustainability isn’t the result of a loss of focus, but instead the exact opposite.  By increasing our focus and asking ourselves the question we are asking company-wide (“What if/Why not?”), we are augmenting the solution we will provide, and thus the value we will add.

We have also embarked upon a new methodology for meetings and 360 communications, laser-focused on getting to, and then maintaining, company-wide clarity on where we are going and how we are getting there.  Tech is fast.  Tech is Darwinian.  Thus, tech requires being nimble.  And being nimble requires company-wide, cross-functional clarity.  To climb the mountains we WILL climb, this is table stakes.  We are anteing up.

Finally, we will be having our first-ever Annual Product Strategy meeting in September, where Product will tell us, not based on SOWs or RSS feeds, but on the real research and the resultant data they are now finally empowered to provide, where they believe we should be spending our most precious resource…engineering time.  As an executive team, we will then place those bets.

As a sidenote, you might have noticed we have stopped using the tagline “The Barcode of Everything.”  While we will eventually get to everything, if we don’t start with somethings, we will be the code of nothing.

I want to be clear, the height of the mountain we will climb has not changed in the slightest.  If anything, it has grown taller.  What has changed, however, is by tackling the climb in stages, we will not only ascend the mountain in a more scalable, higher margin way, but perhaps as importantly…we will be much faster in putting real distance between us and basecamp.

And so with the conclusion of the Annual Product Strategy process, while I don’t want to understate the work it will always take to climb to the levels we are targeting, the new engine will be dropped in the race car and we can focus less on transformation and more on execution.  We will be able to begin to harvest the fruits of years of world-class, world-changing work, finally unleashed by our taking the time to re-imagine everything and plan our path, not react to distractions.

I want to turn the call over to Tim now, who will discuss the work he and his team are doing on our go-to-market strategy.

Thank you Riley and hello everyone.

Over the past five months we have embarked upon a journey of CHANGE; most notably, an intense focus on process, methodology and culture.

All of which are essential ingredients for Success. In this case success equals predictable results and the ability to scale.

Per Riley’s earlier comments, we have been thoughtful in our approach, taking the time to plan and exercising patience to get to the RIGHT answers. Swapping out the engine midrace is difficult, but I KNOW we are up to the challenge.  We must be very calculated in our approach.  We want to perfect the new engine while making sure we get every last mile out of the current one.

We are driving our internal sales and marketing systems to a whole new level. Our systems support our processes, yielding sales-enabling functionality.

On top of our systems and processes we have implemented a sales methodology, which is actually a COMPANY-WIDE methodology (Miller Heiman Strategic Selling) that supports how we address and process our sales engagements. This is for both new and existing customers. It is a common framework and language we all use and speak. Efficient, enabling, and transparent.

I wanted to take a moment to call out some key progress that we have made over the past five months, progress that will get us to predictable results and give us the ability to scale (i.e., progress that will deliver success).

•	Created two core teams within sales, Sales Enablement and Sales Execution. This has given us greater focus and will allow us to iterate and grow faster.
o	Sales Enablement team consists of Sales Engineering, Subject Matter Experts (SME), Customer Success and Sales Development Reps (SDR)
o	Sales Execution team is comprised of quota carrying team members, and is broken into 3 core teams: Enterprise Sales, Channel Sales, and Digital Media Sales
▪	Digital Media Sales is a new group, leveraging what we used to refer to as our Media Business, which includes our Digital

Images, Digital Documents and Piracy Intelligence product lines. Besides having real, unexploited revenue generation promise stand-alone, this is also a strong cross sell opportunity builder for our Enterprise Sales team

•	Moved from a global team sales quota and commission to individual quotas and commission. This will drive greater individual team member accountability and more predictable results.
•	Implemented weekly Forecast Friday calls to track all sales opportunities attended by a cross functional team, including Executives. This leads to increased visibility and accountability.
•	Holding Quarterly Business Reviews (QBR’s) with each sales rep to go over their accounts and prospects to help foresee and remove blockers and deliver predictable revenue.
•

Sales and Marketing teams trained and certified in Miller Heiman Strategic Selling methodology. Large Account Management Process training to occur in Q4 this year at our annual Global Sales and Marketing Meeting.

•	Trained and certified Sales Engineering team in Demo2Win!. World class demo and presentation skills training.
•

Working with Product and Finance on new pricing models. No discounting. Goal state for GREAT companies: Easy to buy from. Easy to sell for. Our pricing must make sense and simultaneously maximize our value add.

•	Interviewing agencies for enhanced messaging, positioning and go-to-market assistance. We need loud and proud messaging for our vision, solutions, and products.
•

Full re-imagining of the National Retail Federation (NRF) show in January 2022, including speaking engagements, more clarity around our core messaging, and much more focus on customer and partner events and meetings.

We have made great progress in a short time but are focused even more on where we are going.  We are putting the finishing touches on a REALLY FAST engine,

and excited to produce the results.  As we like to say, “LET’S WIN!”

Thank you and now I will turn the call back over to Riley.

Thanks Tim.

As a company, we have been focused on running the existing engine as hard as it can be run, something that will be important over the next couple of quarters as we fully get the new engine up to speed.

And I want to be very clear here, that doesn’t mean there isn’t some amazing prospects for real company-changing opportunities in our existing engine; as I said on the last call, we are going to make this hot swap in such a way that if we didn’t just tell you we were doing it, you wouldn’t have known it had happened.

Tim and his team, in collaboration with the entire Digimarc team, have done an amazing job of keeping the lights on while the whole organization has been planning how exactly it is we are going to shoot the lights out.

But I do want to highlight something that has just been incredible to see.  In great tech companies, there’s always a natural contention between maximizing today’s results and setting oneself up to make tomorrow that much better.  Harvest some now, or harvest more later.

And saying something I don’t imagine I’ll ever say again, I strongly believe the most impressive thing about this quarter from a sales perspective is the deals we didn’t close…deals that for a variety of reasons, including not having our tech exactly where we want it either for us or for our customers, we put on pause.

Delaying short-term gratification for the long-term win takes courage.  It takes a belief in Roadmap and Team, belief in where we’re going and who will get us there.

This is exactly what our sales organization did this quarter.  And so, I want to use this very public forum to deliver a very personal message to our entire sales organization.

I know it’s tough to kneel at the two-yard line and not score that touchdown.  Your actions are appreciated.  I am so thankful for how you didn’t for one second think about anything but Team.  You made a confident decision in prioritizing Team and more importantly, trusting your Teammates. I hope you each fully and completely know that that belief will pay off for us many times over in the coming quarters.

As I started off this call by saying, the planning we are now close to finishing up might strike some as boring.  And like all of you, I can’t wait until we are spending these calls discussing the real progress we are making in the market, not internally.

But all the above, in addition to a lot of other important initiatives and accomplishments too numerous to mention on this call, are the foundation upon which all of our future progress will be built.  As an executive team, we stressed the organization because there was a lot to do, with the open-ended instructions of take the time necessary but not a second more.

And it responded wonderfully.

I want to thank all my Teammates for being such amazing dual-trackers, focused not only on the “Why not/What if?” but also the “Here’s how.”  We are setting up the foundation for our next many years, and while of course we will always be tweaking and optimizing the engine, we are close to putting away the blueprints and starting our test runs.

We’re building something really special here at this company, something that we all realize outsiders will only believe when we start demolishing lap records.

As always, judge us on the results.

Before we open the call up for questions, I do want to alert everyone we will be filing a Form S-3 with the SEC shortly to register the shares TCM Strategic Partners bought last September.  This is a normal process that will allow these shares to be freely tradeable once the one-year lock has passed.

The truth is, however, I have ZERO intent of selling a single share anytime soon, or much more importantly, anywhere NEAR these levels.  There’s just too much good yet to come.

Like our two previous calls, we will be taking questions from anyone interested in asking one.

Operator?